Exhibit 10.7

TRADEMARK LICENSE and COOPERATION AGREEMENT

by and between

RANK LICENSING, INC.

and

PETER A. MORTON

Dated: as of June 7, 1996

i

EXHIBITS

Exhibit A	Hard Rock Hotel Trademarks and Service Marks
Exhibit B	Hard Rock Casino Trademarks
Exhibit C	Clause 2(b)(vi) logo example
Exhibit D	Clause 2(b)(vii) designations
Exhibit E	Clause 2(b)(viii) designations

ii

TRADEMARK LICENSE AND COOPERATION AGREEMENT

This Agreement is made and entered into as of June 7, 1996 by and between Rank Licensing, Inc., a Florida Corporation (“Licensor”) and Peter A. Morton (“Licensee”).

W I T N E S S E T H:

WHEREAS, Licensor has the right and authority to license the use of the “Hard Rock Hotel Marks” and the “Hard Rock Casino Marks” as more fully described hereinbelow; and

WHEREAS, Licensor and Licensee desire that Licensor license to Licensee the Hard Rock Hotel Marks (as defined below) and the Hard Rock Casino Marks (as defined below) solely for the purposes of operating and promoting the Hard Rock Hotel/Casinos (as defined below) and the Hard Rock Casinos (as defined below) and providing Licensed Services (as defined below), and offering for sale and selling merchandise bearing the Hard Rock Hotel Marks or the Hard Rock Casino Marks in the Hotel/Casinos or Casinos all in the Morton Territories (as defined below);

NOW, THEREFORE, in consideration of the above recitals, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS.

(a) Hard Rock Marks. The term “Hard Rock Marks” as used herein shall mean and refer to the name “Hard Rock Cafe” and all related and associated trade names, trademarks, service marks and all other marks and rights of every kind pertaining thereto, together with the goodwill associated therewith, and shall include the “Hard Rock Cafe” logo and all confusingly similar names, marks and logos, including, without limiting the generality of the foregoing, such confusingly similar names as “Rock Cafe”, “Hard Rock” and derivations thereof, to the maximum extent permitted by law. Expressly excluded from this definition are those Hard Rock Hotel Marks and Hard Rock Casino Marks defined in subparagraphs (b) and (c) herein.

(b) Hard Rock Hotel Marks. The term “Hard Rock Hotel Marks” as used herein shall mean the trademarks, tradenames and servicemarks set forth in Exhibit A hereto, together with the goodwill associated therewith. The Hard Rock Hotel Marks do not include the Hard Rock Cafe trademarks, tradenames, logos and servicemarks or any other Hard Rock Marks or all other rights pertaining thereto, except as expressly provided herein.

(c) Hard Rock Casino Marks. The term “Hard Rock Casino Marks” as used herein shall mean the trademarks, tradenames and servicesmarks set forth in Exhibit B hereto, together with the goodwill associated therewith. The Hard Rock Casino Marks do not include the Hard Rock Cafe trademarks, tradenames, logos and servicemarks or any other Hard Rock Marks or all other rights pertaining thereto, except as expressly provided herein.

(d) Hotel. The term “Hotel” as used herein shell mean a facility which is an all-inclusive place for lodging, with indoor corridors and offering a variety of amenities.

(e) Casino. The term “Casino” as used herein shall mean an establishment providing gaming facilities, such as slot machines, gaming tables and the like, as a substantial source of revenue and its principal function. The parties agree that “Riverboats” which derive a substantial source of revenue, and whose principal function is gaming, are encompassed within this definition.

(f) Hotel/Casino. The term Hotel/Casino as used herein shall mean a facility having both a Hotel and Casino, as those terms are defined herein, combined in one facility or an immediately adjoining contiguous facility, or, if not immediately contiguous, as part of the same “Hard Rock” complex/development.

(g) Hard Rock Hotel. The term Hard Rock Hotel as used herein shall mean a Hotel as defined herein operated under the Hard Rock Hotel Marks in the Morton Territories.

(h) Hard Rock Casino. The term Hard Rock Casino as used herein shall mean a Casino as defined herein operated under the Hard Rock Casino Marks in the Morton Territories.

(i) Hard Rock Hotel/Casino. The term Hard Rock Hotel/Casino as used herein shall mean a Hotel/Casino as defined herein operated under the Hard Rock Hotel Marks and/or the Hard Rock Casino Marks in the Morton Territories.

(j) Hard Rock Facilities. The term “Hard Rock Facilities” as used herein shall mean Hard Rock Hotel/Casinos, Hard Rock Casinos and Hard Rock Cafe restaurants collectively.

(k) Morton Territories. The term “Morton Territories” as used herein shall mean:

The State of Illinois and all states and possessions of the United States which are located west of the Mississippi River, including the entire State of Louisiana, but excluding the State of Texas, except for the “Greater Houston Area”, defined to mean that area which lies within a fifty (50) mile radius from the City Hall or other similarly recognized civic center structure located reasonably near the geographic center of the City of Houston; and the nations of Australia, Brazil, Israel, and Venezuela, and the “Greater Vancouver Area”, which is defined to mean that area which lies within a fifty (50) mile radius from the City Hall or other similarly recognized civic center structure located reasonably near the geographic center of the City of Vancouver, British Columbia, Canada.

(l) Licensed Services. The term “Licensed Services” as used herein shall mean any and all services provided by Licensee in connection with or relating to the operation of the Hard Rock Hotel/Casinos or Hard Rock Casinos.

(m) Licensed Products. The term “Licensed Products” as used herein shall mean any and all personal property, products and merchandise bearing the Hard Rock Hotel Marks or the Hard Rock Casino Marks and offered for sale or sold by Licensee.

(n) Licensor. The term “Licensor” as used herein shall mean Rank Licensing, Inc., a Florida Corporation or its successors, assigns or transferees.

2. GRANT.

(a) Licensed Rights. On and subject to all of the terms and conditions of this Agreement (including, but not limited to, clause 3(a) below), Licensor hereby grants Licensee, an exclusive license to use and exploit the Hard Rock Hotel Marks and the Hard Rock Casino Marks only in the Morton Territories as defined herein and solely in connection with the development, operation, ownership, management, operation of and promotion of Hard Rock Hotel/Casinos and Hard Rock Casinos. Licensee shall not use or exploit the Hard Rock Hotel Marks or the Hard Rock Casino Marks outside the Morton Territories, except, however, Licensee may engage in the promotion, advertising or marketing (not including the sale of merchandise) and broadcasting of the Hard Rock Hotel/Casinos and Hard Rock Casinos anywhere in the world. Licensor represents and warrants that it owns the rights licensed hereunder by Licensor subject only to whatever actions or inactions may have been taken or not taken by Morton regarding ownership of the rights in the Hard Rock Hotel Marks or Hard Rock Casino Marks in the Morton Territories prior to the date of this Agreement.

(b) Restrictions.

(i) Licensee shall not engage in the use or exploitation of the Hard Rock Hotel Marks in a Hotel that is not a Hotel/Casino as defined hereinabove in Section 1(f). However, Licensee may engage in the use or exploitation of the Hard Rock Casino Marks in connection with a Casino facility as defined herein, that does not include a Hotel.

(ii) Licensee shall not develop, own, operate or manage any restaurant in any Hard Rock Hotel/Casino or Hard Rock Casino, or anywhere else that is confusingly similar to a Hard Rock Cafe restaurant or otherwise infringes the Hard Rock Cafe trademarks. Nothing herein shall preclude Licensee from developing other types of restaurants in the Hard Rock Hotel/Casinos and Hard Rock Casinos.

(iii) Licensee shall not develop, use, or exploit any Hard Rock Marks not expressly provided herein without the express written consent of Licensor. Licensor shall retain the sole right to apply for the registration or renewal of trademarks and service marks or other proprietary rights for the Hard Rock Hotel Marks and the Hard Rock Casino Marks in the Morton Territories and anywhere in the world. Licensor shall consent to any request by Licensee for Licensor to apply for registration or renewal of the

Hard Rock Hotel Marks and Hard Rock Casino Marks. Licenser shall use its best efforts to maintain, protect and preserve such registrations and execute related documentation necessary to preserve its trademark rights, including renewals, with the applicable governmental entities; provided however, that in the event Licensor fails to do so and the failure would be reasonably likely to affect the Hard Rock Hotel Marks and/or the Hard Rock Casino Marks in the Morton Territories, then Licensor shall permit Licensee to prepare the necessary documentation to effectuate such registrations or otherwise protect Licensor’s trademark rights and execute such documentation at Licensee’s request to enable Licensee to make the filing for Licensor as Licensor’s agent and in Licensor’s name.

(iv) Except as expressly provided in subsection 2(b)(v), Licensed Products shall be sold by Licensee only in a retail establishment located in or contiguous to a Hard Rock Hotel/Casino or Hard Rock Casino and Licensee shall not open a stand alone merchandise outlet selling Licensed Products in any location nor shall Licensee sell any Licensed Products through mail order. Licensor shall not open a stand alone merchandise outlet in Morton’s Territories where there is both a Hard Rock Hotel/Casino or Hard Rock Casino and a Hard Rock Cafe restaurant. Except as provided in clause 2(b)(vii), Licensed Products must always bear the geographic location where sold.

(v) Licensee may sell Licensed Products through the Internet that bear the Internet address as the Licensed Products’ location. Licensed Products sold through the Internet and bearing the Internet designation shall not be sold in the retail establishments described in subparagraph 2(b)(iv) above nor shall the Licensed Products sold in such retail establishments be sold through the Internet except for Hard Rock Internet access kits.

(vi) Except as provided in clause 2(b)(vii) below, Licensee shall use the representations of the Hard Rock Hotel Marks and the Hard Rock Casino Marks, with respect to the location of the words in the design logo, only in the manner set forth in Exhibit C attached hereto, with the words Hard Rock Hotel or Hard Rock Casino within the circle logo and the geographic or other designation described herein, below the circle logo. For purposes of designation only, and only within the confines of the Hard Rock Hotel/Casino or Hard Rock Casino, and not for the sale of merchandise, Licensee may replace the words identifying the geographic location in the design logo with the other designations such as “Beach Club” or “Athletic Club”. Without the express written consent of Licensor, Licensee shall not replace the word “Hotel” or “Casino” with any other designation.

(vii) Licensee shall be permitted to use the designations identified on Exhibit D and currently in use at the Las Vegas Hard Rock Hotel as of the date of this Agreement, in other Hard Rock Hotels and/or Hard Rock Casinos developed, operated, owned, or managed by Licensee, its sublicensee or franchisee. However, merchandise bearing these designations currently being sold in the Las Vegas Hard Rock Hotel may continue to be sold only for a period of eighteen months from the date of this Agreement and shall not be sold at any time in any other Hard Rock Facility developed, operated, owned, or managed by Licensee, its sublicensee or franchisee.

(viii) Licensee shall be permitted to continue to use the designations identified on Exhibit E and which are currently in use at the Las Vegas Hard Rock Hotel as of the date of this Agreement and to sell whatever merchandise is currently being sold for a period of eighteen months from the date of this Agreement. Thereafter, without the express written consent of Licensor, Licensee shall forever cease displaying such designations or selling such merchandise.

(ix) In the event that Licensee develops a Hard Rock Casino on a riverboat and the jurisdiction governing the riverboat requires the use of certain terminology, such as “Riverboat” in the title of that facility, Licensee shall be permitted to use the legally required terminology in connection with the term “Hard Rock” such as “Hard Rock Riverboat”, shall use such term within the circle logo, and shall request that Licensor apply for the registration of such use as provided in Clause 2(b(iii) hereinabove.

3. RESERVATION AND OWNERSHIP OF RIGHTS.

(a) All rights not specifically granted to Licensee hereunder are expressly reserved by Licensor. Licensee neither has, nor under any circumstances shall gain any ownership interest in the Hard Rock Hotel Marks or the Hard Rock Casinos Marks. Nothing herein shall prohibit any use, exploitation, sublicense or franchise of the Hard Rock Hotel Marks or the Hard Rock Casino Marks by Licensor or any affiliated entity outside the Morton Territories and Licensor has the right to the use and exploitation of the Hard Rock Hotel Marks anywhere in the world for a Hotel facility that does not include a Casino, except, however, Licensor cannot, directly or indirectly, own, operate, manage, sublicense or franchise a Hard Rock Hotel in the State of Nevada. Nothing herein shall prohibit Licensor or Licensee or any of their affiliated entities from developing, owning, operating or managing a Hotel, a Hotel/Casino or a Casino that is not operated under the Hard Rock Marks or any confusingly similar trademarks or tradenames anywhere in the world.

(b) Licensee recognizes the value of the goodwill associated with the Hard Rock Hotel Marks and Hard Rock Casino Marks and acknowledges that the Hard Rock Hotel Marks and the Hard Rock Casino Marks have acquired secondary meaning. Licensee agrees, during the Term of this Agreement or thereafter, never to attack or assist another in attacking the rights of Licensor or any of its affiliated entities in the Hard Rock Hotel Marks or the Hard Rock Casino Marks or the validity of the Hard Rock Hotel Marks or the Hard Rack Casino Marks or the license being granted herein.

(c) Licensee agrees that its use of the Hard Rock Hotel Marks and the Hard Rock Casino Marks and all associated goodwill generated thereby, inures to the sole benefit of Licensor in accordance with its rights in the Hard Rock Hotel Marks and the Hard Rock Casino Marks.

(d) License agrees not to use any word, words, term or terms in conjunction with the Hard Rock Hotel Marks or the Hard Rock Casino Marks to identify his or its company and/or Licensed Services which in any way would dominate, modify or qualify the Hard Rock Hotel Marks or the Hard Rock Casino Marks other than geographical designations.

(e) Licensee agrees not to use the Hard Rock Hotel Marks or the Hard Rock Casino Marks except pursuant to the provisions of this Agreement unless the parties hereto agree otherwise in writing.

4. QUALITY, NOTICES, APPROVALS AND SAMPLES.

(a) The nature and quality of the Licensed Products and the Licensed Services and all promotional, advertising, and packaging material relating to the Licensed Products and Licensed Services, and all representations of the Hard Rock Hotel Marks and the Hard Rock Casino Marks, shall be of good quality at least as high as the quality of similar goods presently sold or distributed by Licensee and its affiliates in connection with their operation of the Las Vegas Hard Rock Hotel/Casino. Licensee acknowledges that it is familiar with the nature and quality of the Licensed Products and Licensed Services, and with the representations of the Hard Rock Hotel Marks now sold in connection with the Hard Rock Hotel Marks. With respect to any additional Licensed Services rendered or Licensed Products sold under the Hard Rock Hotel Marks or the Hard Rock Casino Marks, Licensee agrees that the nature and quality of such products and services shall be equal to and commensurate with the existing products and services.

(b) Licensor shall have the right to inspect the quality of the services rendered and the products sold by Licensee under the Hard Rock Hotel Marks or the Hard Rock Casino Marks and Licensee shall permit duly authorized representatives of Licensor to have reasonable access to all areas of the Hard Rock Hotel/Casinos or Hard Rock Casinos for such inspection purposes during regular business hours and on reasonable notice and in a manner that will not cause any disruption to Licensee’s business.

(c) Licensee shall furnish or render to Licensor during such inspections, upon request for Licensor’s approval and/or testing, requested Licensed Services, representative samples on the premises of each Licensed Product, their labels, packaging, advertisements, and all other materials displaying or using the Hard Rock Hotel Marks or the Hard Rock Casino Marks in relation to the Licensed Products and Licensed Services.

(d) Licensee shall comply in all respects with all federal, state, and local laws and regulations in regard to said Licensed Products and Licensed Services.

(e) Licensee shall on any and all advertising or promotional materials related to Licensed Services or Licensed Products utilize the Hard Rock Hotel Marks or the Hard Rock Casino Marks wherever the same may be used with reasonable convenience. Licensee shall be obligated to cause the appropriate notice of registration to appear on all such materials.

(f) The parties acknowledge that all rights of Licensor to monitor and intervene in Licensee’s operations, and all standards of operation set forth herein, are established solely to ensure the quality of the goods and services associated with the Hard Rock Hotel Marks and the Hard Rock Casino Marks, and to protect the goodwill accrued in the Hard Rock Hotel Marks and the Hard Rock Casino Marks.

5. ARBITRATION.

(a) In the event that Licensor should note any substantial failure by Licensee to maintain in any respect quality standards set forth herein, Licensor shall advise Licensee in writing of the particular failure or deficiency noted, and Licensee shall correct the same within thirty (30) days of the mailing of such notice. In the event of any dispute regarding the failure of Licensee to conform to any provision of quality control as set forth herein or to correct any such related deficiencies, the dispute shall be resolved by binding arbitration, upon the initiation of either party by a written notice to the other party demanding arbitration and specifying the controversy or claim to be arbitrated. The arbitration shall be conducted by a single arbitrator or by a panel of three arbitrators as agreed between the parties. The arbitrator(s) shall be chosen in the manner proscribed by the American Arbitration Association and the arbitration shall be conducted under auspices, rules and regulations of the American Arbitration Association with all fees and costs to be shared equally by the parties to the arbitration. The arbitration forum shall alternate between California and New York with the first arbitration, if any, to take place in New York.

(b) The arbitrator(s) shall have the power to award any and all remedies and relief whatsoever that is deemed appropriate under the circumstances, including without limitation, money damages and equitable relief including without limitation, temporary, preliminary and permanent injunctions. The discovery process and the procedure whereby the evidence (oral and/or written) relating to the controversy or claim is presented in the arbitration shall be as agreed to by the parties, and in the absence of such agreement, shall be as determined by the single arbitrator or panel of three arbitrators as the case may be.

(c) The written decision of the arbitrator(s) shall be rendered within thirty (30) business days following the close of the arbitration hearing. The written decision of the arbitrator(s) shall be binding and conclusive on the parties thereto and enforceable as provided by the laws of the State of New York, and judgment on such arbitration decision may be entered by any court having jurisdiction thereof.

(d) It is expressly acknowledged and agreed that any claims or controversies not specifically identified hereinabove, including but not limited to claims, controversies or disputes relating to the validity of this License Agreement or the validity or enforceability of any trademark rights hereunder, shall be excluded from arbitration and shall be adjudicated in a court of competent jurisdiction unless otherwise agreed to by the parties.

6. TRADEMARK AND COPYRIGHT PROTECTION AND INFRINGEMENTS.

(a) Licensor and Licensee agree to use their best efforts to protect the Hard Rock Hotel Marks and the Hard Rock Casino Marks and the goodwill associated therewith.

(b) Licensee shall not at any time apply for any registration of any copyright, trademark or other designation which would affect the ownership of or encumber, damage, dilute or modify the Hard Rock Hotel Marks or the Hard Rock Casino Marks nor file any document requesting any governmental authority to take any action nor take any action itself which would affect the ownership of or damage, dilute or modify the Hard Rock Hotel Marks or the Hard Rock Casino Marks.

(c) Licensee shall at no time use or authorize the use of any service mark, trademark, trade name or other designation identical with or confusingly similar to the Hard Rock Hotel Marks or the Hard Rock Casino Marks. However, only as expressly provided herein in clause 2(b), Licensee may use the “Hard Rock” designation to identify locations, services or areas at Hard Rock Hotel/Casinos or Hard Rock Casinos but shall not use, sell or display any merchandise bearing such designations.

(d) The Licensee shall promptly notify the Licensor in writing of any infringement or suspected infringement of or claim of infringement of any of the Hard Rock Hotel tradenames, trademarks, service marks or other intellectual property rights relating to the Hard Rock Hotel Marks and/or Hard Rock Casino Marks of which Licensee becomes aware, or any action constituting passing off of the Hard Rock Hotel Marks and/or Hard Rock Casino Marks or any claim for passing off against the Licensee or the Licensor. Licensor and Licensee each have the right to institute legal action or defend legal action instituted at its own cost and expense and any monies recovered will be for the account of such party. Each party will lend all reasonably necessary assistance in any legal action either may institute against any person infringing or passing off as aforesaid or suspected of doing so. Licensor will always have full control of any joint proceedings and the cost thereof will be borne equally and any monies recovered will be divided equally by the Licensee and Licensor in respect of any infringement or passing off or suspected infringement or passing off within Morton’s Territories. Nothing in this clause shall be deemed to authorize the Licensee to assume any rights, in the Licensor’s name.

7. INDEMNIFICATION.

Licensee hereby indemnifies Licensor and undertakes to defend Licensor against, and hold Licensor harmless from, any suits, loss and damage arising out of any service or act rendered or performed by Licensee or any assignee or sublicensee of Licensee in connection with this Agreement, or in relation to the Hard Rock Hotel Marks, or the Hard Rock Casino Marks or either of them, or out of the sale of any Licensed Products.

8. JOINT COOPERATION.

(a) Promotional Cooperation.

(1) In promotional and/or advertising materials, including national or international broadcasts, in locations where both parties maintain, directly or indirectly by license, sublicense or franchise, Hard Rock Facilities, Licensor and Licensee each agree, when practical and appropriate, to include reference to the other party’s Hard Rock Facilities in that location. Licensor agrees to display at its Hard Rock Cafe restaurants in the Morton Territories, on at least a quarterly basis, a table tent, card or similar promotional table top display, reasonably acceptable to Licensor, referencing the Hard Rock Hotel/Casinos or Hard Rock Casinos of the Licensee. Such tent, card or display shall be displayed on a majority of tables in each Hard Rock Cafe for one week each calendar quarter.

(2) Licensor hereby agrees that in connection with any book written or sponsored by Licensor or its affiliates which describes the Hard Rock Facilities and/or history, will include reference to Peter A. Morton as one of the co-founders of the original Hard Rock Cafe restaurant in London in 1971 and that Peter Morton developed and established the first Hard Rock Hotel/Casino in Las Vegas in 1995.

(3) Licensor and Licensee agree that in any map designed by either Licensor or Licensee which identifies all locations where there is a Hard Rock Facility, all of the Hard Rock Cafe restaurants and the Hard Rock Hotel/Casinos and Hard Rock Casinos shall be identified in the same size and style,

(4) Licensor and Licensee agree to discuss the possibility of the mutual sponsorship of events to promote the “Hard Rock” name.

(b) Worldwide Web Site Development and Maintenance. Licensor may develop, maintain and update a World Wide Web page for the Hard Rock Cafe Restaurants, and other Hard Rock Facilities as they may develop except that Licensee may develop, maintain and update a Web page for the Hard Rock Hotel/Casinos or Casinos in the Morton Territories. In connection with their respective Web sites, both parties agree to include links to the other party’s Web pages. Licensor and Licensee shall each bear their own costs and expenses of the development and maintenance of their respective Web sites.

9. TERM AND OPTIONS.

(a) Term. This Agreement shall commerce and be effective as of the date first set forth above (the “Effective Date”) and shall be a license granted in perpetuity.

(b) Royalties. The rights and licenses granted Licensee hereunder shall be royalty free and fully paid, it being understood and agreed that Licensee shall be solely entitled to all economic benefits resulting from the right and license to use and exploit the rights granted hereunder.

(c) First Offer Rights. In the event that Licensee proposes to initiate the sale, assignment, or conveyance of all or substantially all of his assets and/or rights in connection with the use and exploitation of the Hard Rock Hotel Marks and Hard Rock Casino Marks (“Transfer Proposal”), Licensee agrees to initiate negotiations and to negotiate in good faith with Licensor for such sale, assignment or conveyance (a “Transaction”). If Licensee and Licensor do not agree on the terms and conditions of such proposed Transaction within 30 days of the initiation of such negotiations, Licensee shall be entitled to pursue such proposed Transaction with a third party on such terms and conditions as Licensee shall determine in its sole discretion. If Licensee has not agreed to consummate a Transaction within six months of the initiation of such good faith negotiations, then, if Licensee again initiates a Transfer Proposal, Licensee will again initiate negotiations in good faith with Licensor for a Transaction.

10. SUBLICENSE AND FRANCHISE RIGHTS.

Licensee shall have the right to sublicense or franchise any or all of the rights and licenses granted hereunder. Any sublicense or franchise granted hereunder shall contain provisions whereby the sublicensee or franchisee agrees to assume, observe and perform all of the obligations of Licensee and be bound by all of the restrictions under this Agreement and Licensee shall provide a copy of such sublicense or franchise to Licensor.

11. ENFORCEMENT.

(a) Injunctive Relief. Licensee acknowledges and agrees that the Hard Rock Hotel Marks and the Hard Rock Casino Marks constitute the unique and valuable property rights of Licensor, and further acknowledges and agrees that, due to the nature of many of the terms and provisions of this Agreement, money damages will not compensate Licensor as a result of any breach of this Agreement by Licensee or any assignee or sublicensee of Licensee. Accordingly, the parties hereto agree that Licensor shall be entitled to obtain from a court of competent jurisdiction an injunction or restraining order or obtain a decree for specific performance of the terms of this Agreement, as applicable and appropriate, without bond. Further, in the event of a breach by Licensor of the prohibition in clause 3(a) that Licensor shall not, directly or indirectly, own, operate, manage, sublicense or franchise a Hard Rock Hotel in the State of Nevada, Licensor and Licensee agree that money damages will not compensate Licensee as a result of such breach and Licensee shall be entitled to obtain from a court of competent jurisdiction an injunction or restraining order or obtain a decree for specific performance of that term. All such remedies shall be in addition to other rights or remedies sought by Licensor or Licensee or determined by a court of competent jurisdiction to be appropriate under the circumstances.

(b) Other Remedies. No delay or omission on the part of Licensor or Licensee in exercising any right or remedy created by this Agreement, arising from any default hereunder, shall be construed as or deemed to be an acquiescence therein or a waiver of or limitation upon the right of Licensor or Licensee to exercise, at any time and from time to time thereafter, any right, power or remedy under this Agreement. No waiver of any breach of this Agreement shall be construed to be a waiver of or acquiescence in or consent to any preceding or subsequent breach.

12. NOTICES.

All notices, requests, demands and other communications (“Notices”) permitted or required hereunder shall be in writing and shall be by hand-delivery, certified or registered mail, postage prepaid, return receipt requested, telecopier, or air courier to the parties set forth below. Such Notice shall be deemed given at the time personally delivered, if delivered by hand or by courier; at the time received if sent certified or registered mail; when receipt acknowledged by telecopy, if telecopied.

In the case of Licensor:	Hard Rock Cafe International (DEL), Inc. 5401 Kirkman Road, Suite 200 Orlando, Florida 32819 Attention: President Telephone No.: 407-351-6000 Telecopy No.: 407-352-2596

with a copy to:	Keck, Mahin & Cate 77 West Wacker Drive, 41st Floor Chicago, Illinois 60601-1693 Attention: Wesley S. Walton Telephone No.: 312-434-7700 Telecopy No.: 312-634-5000

In the case of Licensee:	Peter A. Morton 510 North Robertson Boulevard Los Angeles, California 90048 Telephone No.: 310-854-3366 Telecopy No.: 310-652-8747

With a copy to:	Simpson Thacher & Bartlett 425 Lexington Avenue New York, New York 10017 Attention: Gary L Horowitz Telephone No.: 212-455-8000 Telecopy No.: 212-455-2502

13. RELATIONSHIP OF THE PARTIES.

Licensee shall not use the name or credit of Licensor in any manner whatsoever, nor incur any obligation in Licenser’s name. Nothing herein shall be construed to constitute the parties as Joint venturers, nor shall any relationship, other than Licenser and Licensee, be deemed to exist between them. Except as provided in Section 2(b)(iii), nothing herein shall be construed as constituting Licensee as Licenser’s agent or as authorizing Licensee to incur financial or other obligations in Licenser’s name without authorization in writing; and it is specifically understood and agreed that under no circumstances shall any power be granted or deemed to be granted to Licensee or be deemed to be coupled with an interest. It is specifically understood that the rights and powers retained by Licensor to supervise or otherwise intervene in Licensee’s activities, all as provided in this Agreement, are retained solely because of the necessity of protecting Licensor’s interest in trademarks, properties, and property rights generally, and specifically to protect the goodwill and good name of Licensor and the Hard Rock Marks.

14. APPLICABLE LAW AND DISPUTES.

This Agreement shall be governed by the substantive law of the State of New York and except as provided in Section 5 hereof, any claims arising out of or relating to this Agreement shall be prosecuted in the state and federal courts located in New York.

15. SEVERABILITY.

In the event that any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same is held to be invalid, illegal or unenforceable, had never been contained herein.

16. SURVIVABILITY.

Any covenant, representation, warranty, term or provision of this Agreement which, in order to be effective, or by its nature, must survive the termination of this Agreement, shall survive any such termination.

17. INTEGRATION.

This Agreement together with the Purchase and Sale Agreement represents the entire understanding between the parties hereto with respect to the licensing of the Hard Rock Hotel Marks and Hard Rock Casino Marks. This Agreement supersedes all previous representations, understandings or agreements, oral or written, between the parties with respect to the subject matter hereof and cannot be modified except by a written instrument signed by the parties hereto. Any and all rights to the use or exploitation of any Hard Rock Marks granted to Morton under the 1985 Morton-Tigrett Settlement Agreement, and all agreements and documents attached thereto, including but not limited to the License Agreements and the 1995 Morton-Licensing Corporation-Rank Settlement Agreement are hereby extinguished and any rights or obligations thereunder are superseded by this Agreement.

18. BINDING EFFECT.

Each, every and all of the terms hereof shall be binding upon and inure to the benefit of all parties hereto and their respective heirs, executors, administrators, successors, transferees, and assigns as the case may be.

19. AUTHORITY OF LICENSOR.

Licensor has all necessary power and authority to execute, deliver and perform this Agreement and the execution, delivery and performance of this Agreement has been duly approved and authorized.

20. ENFORCEABILITY.

This Agreement constitutes, the valid and binding agreements of all of the Parties hereto, enforceable in accordance with its respective terms (subject to general equitable principles and to bankruptcy, insolvency and similar laws affecting creditors’ rights generally).

21. NONCONTRAVENTION

Neither the execution and delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby will constitute a violation of, or result in a cancellation of, or constitute a default under, any term or provision of any contract, agreement, indenture, lease, promissory note, license or other commitment to which any of the Morton Parties or the Rank Parties is a party or by which it is bound.

22. WAIVER OF TERMS.

Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof but only by a written notice signed by the party or parties waiving such terms or conditions.

23. AMENDMENT OF AGREEMENT.

This Agreement may be amended, supplemented or interpreted at any time only by written instrument duly executed by each of the parties hereto.

[Signature Page Follows]

By their execution below, the parties hereto have agreed to all of the terms and conditions of this Agreement.

Rank Licensing, Inc.

By:
Title:
Date:

PETER A. MORTON

By:	/s/ Peter A. Morton
Title:	President
Date:	June 7, 1996

LIST OF DEFINITIONS USED

Athletic Club	4
Beach Club	4
Casino	2
Effective Date	9
Greater Houston Area	2
Greater Vancouver Area	2
Hard Rock	7
Hard Rock Cafe	1
Hard Rock Casino Marks	1
Hard Rock Facilities	2
Hard Rock Hotel Marks	1
Hard Rock Marks	1
Hard Rock Riverboat	5
Hotel	1
Licensed Products	3
Licensed Services	2
Licensee	1
Licensor	1, 3
Morton Territories	2
Notices	10
Riverboat	5
Riverboats	2
Rock Cafe	1
Transaction	9
Transfer Proposal	9

Exhibit A

Hard Rock Casino

Hard Rock Hotel

Exhibit B

Hard Rock Casino

Exhibit C

LAS VEGAS**

*	Replace with Hotel or Casino
**	May be replaced with “Beach Club” or “Athletic Club” as designations

Exhibit D

Beach Club*

*Or Athletic Club

Exhibit E

* OR “ATHLETIC CLUB”